UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

NAKED BRAND GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NAKED BRAND GROUP INC.
180 Madison Avenue, Suite 1505
New York, New York 10016

IMPORTANT INFORMATION AND REVISED PROXY MATERIALS FOR SPECIAL MEETING

Dear Naked Brand Group Inc. Stockholders:

We are writing to notify you of important information about the special meeting of stockholders of Naked Brand Group Inc. (“Naked”) and the proposed business combination by and among Naked, Bendon Limited, a New Zealand limited company (“Bendon”), Bendon Group Holdings Limited, an Australia limited company (“Holdco”), Naked Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Holdco (“Merger Sub”) and Bendon Investments Ltd., a New Zealand company and the owner of a majority of the outstanding shares of Bendon (the “Principal Shareholder”) pursuant to the Agreement and Plan of Reorganization, dated as of May 25, 2017 and amended on July 26, 2017, February 21, 2018, March 19, 2018 and April 23, 2018 (as the same may be further amended, the “Merger Agreement”), by and among Naked, Bendon, Holdco, Merger Sub and the Principal Shareholder.

On or about April 27, 2018, we furnished to you materials for the special meeting, including a definitive proxy statement of Naked and a prospectus of Holdco (the “Proxy Statement/Prospectus”), describing the proposals to be voted upon at the special meeting, which include, among other things, adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement. Subsequent to the dissemination of the Proxy/Statement Prospectus on or about April 27, 2018, as described in the accompanying supplement to the Proxy Statement/Prospectus (the “Supplement”), certain developments have occurred with respect to Bendon’s capital raising efforts. The Supplement amends and supplements the Proxy Statement/Prospectus previously furnished to you on or about April 27, 2018 to include information about those efforts and other matters.

In conjunction with the dissemination of the Supplement, we have determined to postpone the date of the special meeting from May 31, 2018 at 10:00 a.m. Eastern Time to June 11, 2018 at 10:00 a.m. Eastern Time, to provide our stockholders an opportunity to consider the information contained in the Supplement. As a result, the special meeting was not convened on May 31, 2018, and instead is scheduled to be held on June 11, 2018, at 10:00 a.m. Eastern Time at the offices of Duane Morris LLP, Naked’s counsel, located at 1540 Broadway, 14th floor, New York, New York 10034, subject to any adjournment or further postponement thereof. The record date for the special meeting has not changed and remains April 17, 2018, meaning that all persons who owned shares of Naked common stock at the close of business on that date are entitled to notice of and to vote at the special meeting.

As described in the Proxy Statement/Prospectus, as amended and supplemented by the Supplement, the special meeting will be held to consider and vote upon proposals to (i) adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement (the “merger proposal”) and (ii) consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies, if, based on the tabulated vote, Naked is unable to consummate the transactions contemplated by the Merger Agreement. No other matters may be considered at the special meeting. Naked’s board of directors has determined that each of the proposals is fair to and in the best interests of Naked and its stockholders and recommends that you vote or give instruction to vote “FOR” each proposal. Consummation of the transactions contemplated by the Merger Agreement is conditional on approval of the merger proposal.

The Supplement, contains important additional information about the special meeting and the Transactions, including information not described in the Proxy Statement/Prospectus. Therefore, it is important that you read the Supplement in its entirety. The information contained in the Supplement should be read in conjunction with the Proxy Statement/Prospectus, including information contained therein relating to the procedure for submitting or revoking a previously executed proxy or changing your vote after having mailed your signed proxy card or given voting instructions to your broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return your proxy card, or submit a proxy electronically by telephone or internet using the instructions provided on your proxy card, as soon as possible. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

IF YOU HAVE ALREADY SUBMITTED YOUR PROXY, YOU DO NOT NEED TO TAKE ANY ACTION UNLESS YOU WISH TO CHANGE YOUR VOTE.

Sincerely,

/s/ Carole Hochman
Carole Hochman
Chief Executive Officer

SUPPLEMENT NO. 1

DATED JUNE 1, 2018

TO

PROXY STATEMENT OF NAKED BRAND GROUP INC.

AND

PROSPECTUS OF BENDON GROUP HOLDINGS LIMITED

DATED APRIL 27, 2018

ABOUT THIS SUPPLEMENT

This supplement (this “Supplement”) relates to, amends and supplements the definitive proxy statement of Naked Brand Group Inc. (“Naked”) and prospectus of Bendon Group Holdings Limited, an Australia limited company (“Holdco”), dated April 27, 2018 and first sent or given to Naked’s stockholders on April 27, 2018 (“Proxy Statement/Prospectus”). The Proxy Statement/Prospectus relates to the transactions contemplated by the Agreement and Plan of Reorganization, dated as of May 25, 2017, as amended on July 26, 2017, February 21, 2018, March 19, 2018 and April 23, 2018 (as the same may be further amended, “Merger Agreement”), by and among Naked, Bendon Limited, a New Zealand limited company (“Bendon”), Holdco, Naked Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Holdco (“Merger Sub”), and Bendon Investments Ltd., a New Zealand company and at the time the owner of a majority of the outstanding shares of Bendon (the “Principal Shareholder”), which, among other things, provides for (i) the consummation by Holdco and Bendon of a reorganization (the “Reorganization”), pursuant to which all of the shareholders of Bendon will exchange all the outstanding ordinary shares of Bendon (the “Bendon Ordinary Shares”) for ordinary shares of Holdco (“Holdco Ordinary Shares”), and (ii) immediately thereafter, a merger of Merger Sub and Naked, with Naked surviving as a wholly owned subsidiary of Holdco and the Naked stockholders receiving Holdco Ordinary Shares (the “Merger” and together with the Reorganization, the “Transactions”).

The Proxy Statement/Prospectus was previously filed with the Securities and Exchange Commission (“SEC”) and furnished to all of Naked’s stockholders as of the close of business on April 17, 2018 in connection with the solicitation by Naked’s Board of Directors (“Board”) of proxies for use at its special meeting of stockholders to vote upon the adoption of the Merger Agreement and the approval of the Merger (“special meeting”). This Supplement, which will be distributed to Naked’s stockholders on or about June 1, 2018, is also being furnished by the Board in connection with its solicitation of proxies for use at the special meeting. This Supplement amends and supplements the Proxy Statement/Prospectus as it was previously filed and furnished, for the purposes and in the manner described below. All capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings given to them in the Proxy Statement/Prospectus.

The purpose of this Supplement is to amend and supplement the Proxy Statement/Prospectus to include additional information to Naked’s stockholders concerning the Transactions and to include information about the postponement of the date of the special meeting to Monday, June 11, 2018. This Supplement contains important additional information about the special meeting and the Transactions, including information not described in the Proxy Statement/Prospectus. Therefore, it is important that you read this Supplement in its entirety. The information contained herein should be read in conjunction with the Proxy Statement/Prospectus, including information contained therein relating to the procedure for submitting or revoking a previously executed proxy or changing your vote after having returned your signed proxy card or given voting instructions to your broker, bank or other nominee. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

This Supplement does not contain all of the information that is important to your decisions with respect to voting on the proposals that will be presented to stockholders at the special meeting. Additional information is contained in the Proxy Statement/Prospectus as it was previously filed with the SEC and furnished to Naked’s stockholders. To the extent the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement/Prospectus, the information in this Supplement shall amend and supersede the information contained in the Proxy Statement/Prospectus. Except as so amended or superseded, all information set forth in the Proxy Statement/Prospectus remains unchanged and important for you to review. Accordingly, Naked urges you to read this Supplement carefully and in its entirety and together with the Proxy Statement/Prospectus.

All Holdco Ordinary Share numbers and all prices per Holdco Ordinary Share (including the number of Holdco Ordinary Shares and exercise prices of the warrants described in this Supplement) are adjusted to reflect the effective 5-to-1 reverse stock split that will occur with respect to the Naked common stock as a result the exchange ratio in the Merger Agreement.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the Transactions and the Proxy Statement/Prospectus or has passed upon the adequacy or accuracy of the disclosure in this Supplement and the Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement contains forward looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “forecast,” “intends,” and “continue” or similar words. Please read the information under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 the Proxy Statement/Prospectus.

POSTPONEMENT OF SPECIAL MEETING

Naked is postponing the special meeting from May 31, 2018 to June 11, 2018. As a result, the special meeting was not convened on May 31, 2018, and instead is scheduled to be held on June 11, 2018, at 10:00 a.m. Eastern Time at the offices of Duane Morris LLP, Naked’s counsel, located at 1540 Broadway, 14th floor, New York, New York 10034, subject to any adjournment or further postponement thereof. The record date for the special meeting has not changed and remains April 17, 2018, meaning that all persons who owned shares of Naked common stock at the close of business on that date are entitled to notice of and to vote at the special meeting.

In connection with the postponement, each of Bendon and Naked has waived, effective through June 20, 2018, any right to terminate the Merger Agreement as a result of the Transactions not having been consummated by the Outside Date of June 1, 2018.

IF YOU HAVE ALREADY SUBMITTED YOUR PROXY, YOU DO NOT NEED TO TAKE ANY ACTION UNLESS YOU WISH TO CHANGE YOUR VOTE.

BENDON EQUITY FINANCING

As discussed in “Bendon’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern” in the Proxy Statement/Prospectus, Bendon is seeking to raise US$20 million in additional equity capital (the “New Equity Subscriptions”). In addition, Bendon is seeking to close on US$10 million in equity capital that had been subscribed for as of the date of the Proxy Statement/Prospectus (the “Existing Equity Subscriptions”). The New Equity Subscriptions and the Existing Equity Subscriptions are part of a plan to ensure the continuing viability of Holdco, and its ability to continue as a going concern and meet its debts and commitments as and when they fall due. The plan also includes repaying a portion of its credit facility with Bank of New Zealand as part of the refinancing of the facility.

While Bendon continues to pursue the full US$30 million in New Equity Subscriptions and Existing Equity Subscriptions, Bendon currently expects that it will close on approximately US$17 million in New Equity Subscriptions and US$6.5 million in Existing Equity Subscriptions, or an aggregate of US$23.5 million, by the time of the closing of the Merger. Bendon will use some of the funds to repay a portion of its credit facility with Bank of New Zealand as part of the refinancing of the facility as described in the Proxy Statement/Prospectus. However, the amount of the repayment currently is expected to be between US$10 million and US$20 million (and accordingly may be less than the US$20 million indicated in the Proxy Statement/Prospectus).

Assuming the expected raise of an aggregate of US$23.5 in New Equity Subscriptions and Existing Equity Subscription, as well as the completion of the debt conversions described in Bendon’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern” in the Proxy Statement/Prospectus, Holdco believes it will have remedied the conditions that cast substantial doubt about its ability to continue as a going concern. As discussed in the Proxy Statement/Prospectus, Nasdaq has indicated that it will not approve Holdco’s application for listing of the Holdco Ordinary Shares if such doubt still exists. Furthermore, if Holdco’s listing application is not approved, the Transactions will not be completed.

HOLDCO WARRANTS

Bendon has agreed to cause Holdco to issue to certain of its investors and consultants warrants to purchase Holdco Ordinary Shares, including two-year warrants to purchase 2,266,068 Holdco Ordinary Shares at an exercise price of $6.88 per share, two-year warrants to purchase 481,353 Holdco Ordinary Shares at an exercise price of $8.27 and three-year warrants to purchase 150,000 shares at an exercise price of $6.50 per share.

Furthermore, in connection with the New Equity Subscriptions, Holdco will issue to certain of the investors warrants to purchase approximately 266,667 Holdco Ordinary Shares for each US$1,000,000 invested. Accordingly, if Bendon closes on the expected US$17 of New Equity Subscriptions, Holdco will issue warrants to purchase 1,600,000 Holdco Ordinary Shares. If Bendon closes on the full US$20 million of New Equity Subscriptions, Holdco will issue warrants to purchase 3,333,333 Holdco Ordinary Shares. Such warrants will have a term of two years and an exercise price of $3.75 per share, subject to adjustment for stock splits, stock dividends and other similar events.

All warrants to be issued by Holdco as described in this Supplement are exercisable for cash only, except for 150,000 warrants held by a consultant to the company which are exercisable for cash or on a cashless basis at the holder’s option, and restrict the holder from short selling the shares underlying the warrants while such warrants remain outstanding.

HOLDCO SHARES ISSUABLE TO BENDON SHAREHOLDERS

As discussed in “Summary of the Material Terms of the Transactions” in the Proxy Statement/Prospectus, it was estimated that the shareholders of Bendon would receive 22,680,527 Holdco Ordinary Shares in the Reorganization, assuming Bendon completed the capital raising transactions described in “Bendon Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern” in the Proxy Statement/Prospectus. If Bendon does not close on the full US$30 million in New Equity Subscriptions and Existing Equity Subscriptions, and instead closes on $23.5 million in New Equity Subscriptions and Existing Equity Subscriptions as currently expected, the adjustments in the Merger Agreement based on Naked’s Net Assets and Bendon’s Net Debt would reduce the number of shares issuable to the shareholders of Bendon. In such circumstances, it is estimated that the former shareholders of Bendon instead would receive approximately 21,566,687 Holdco Ordinary Shares.

In addition, Bendon, Holdco and Naked have executed a waiver letter pursuant to which Naked has waived any breach or violation by Bendon or Holdco of the applicable provisions of the Merger Agreement that may be deemed to have occurred as a result of the issuance of the warrants described in “Holdco Warrants” above. As a condition to such waiver, the shareholders of Bendon will receive fewer Holdco Ordinary Shares than otherwise provided under the Merger Agreement. The amount of the reduction is designed to be equal to the number of additional shares deemed to be outstanding under the treasury stock method as a result of the issuance of the warrants, assuming a market value of $6.50 per Holdco Ordinary Share.* If Bendon closes on the expected US$23.5 million of New Equity Subscriptions and Existing Equity Subscriptions, the number of Holdco Ordinary Shares issued to shareholders of Bendon in the Reorganization will be reduced by 676,923 shares. If Bendon closes on the full US$30 million of New Equity Subscriptions and Existing Equity Subscriptions, the number of Holdco Ordinary Shares issued to shareholders of Bendon in the Reorganization will be reduced by 1,410,256 shares. For amounts between US$23.5 million and US$30 million, the aggregate number of Holdco Ordinary Shares issuable to the shareholders of Bendon in the Reorganization will be reduced by approximately 108,061 Holdco Ordinary Shares for each additional US$1,000,000 invested.

Accordingly, if Bendon closes on $23.5 million in New Equity Subscriptions and Existing Equity Subscriptions as currently expected, it is estimated that the shareholders of Bendon will receive 20,889,764 Holdco Ordinary Shares in the Reorganization. In such event, the former shareholders of Naked and the former shareholders of Bendon would own approximately 9.0% and 91.0%, respectively, of the Holdco Ordinary Shares outstanding immediately after the Transactions, and there would be warrants to purchase 4,497,422 Holdco Ordinary Shares outstanding (in addition to the outstanding Naked options and warrants that would become options and warrants to purchase Holdco Ordinary Shares). The warrants would represent 16.4% of the outstanding Holdco Ordinary Shares if exercised in full for cash immediately after the Transactions.

If Bendon instead closes on the full US$30 million of New Equity Subscriptions and Existing Equity Subscriptions, it is estimated that the shareholders of Bendon will receive 21,270,271 Holdco Ordinary Shares in the Reorganization. In such event, the former shareholders of Naked and the former shareholders of Bendon would own approximately 8.9% and 91.1%, respectively, of the Holdco Ordinary Shares outstanding immediately after the Transactions, and there would be warrants to purchase 6,230,755 Holdco Ordinary Shares outstanding (in addition to the outstanding Naked options and warrants that would become options and warrants to purchase Holdco Ordinary Shares). The warrants would represent 21.0% of the outstanding Holdco Ordinary Shares if exercised in full for cash immediately after the Transactions.

BENDON FINANCIAL INFORMATION

Bendon’s consolidated financial statements for the year ended January 31, 2018 are not yet available. Accordingly, the financial information for the 2018 fiscal year that Bendon presents below is estimated and is subject to completion. As a result, this estimate may differ from the actual results that will be reflected in Bendon’s consolidated financial statements for such year when the financial statements are completed. The financial information for the 2018 fiscal year set forth below is based upon management estimates and is the responsibility of management. Bendon’s independent registered public accounting firm has not completed its audit, nor has it completed a review or any other procedures, with respect to this information, and, accordingly, does not express an opinion or any other form of assurance on it. Subject to the foregoing, Bendon estimates that its revenue for the 2018 fiscal year was between NZ$130 million and NZ$132 million and its net loss was between NZ$37 million and NZ$38 million. Bendon estimates that, as of January 31, 2018, its total assets were NZ$88 million and its total liabilities were NZ$91 million.

*	Under the treasury stock method, the dilutive effect of warrants is determined by assuming the warrants are exercised in full for cash and the proceeds of the exercise are used to repurchase shares at market value. The net difference between the shares issued upon exercise and the shares cancelled upon repurchase represents the number of additional shares deemed to be outstanding.

ADDITIONAL INFORMATION

Consummation of the Transactions remains subject to satisfaction or waiver of additional conditions specified in the Merger Agreement, including, without limitation, approval of the stockholders of Naked at the special meeting.

If you have questions about the special meeting or need assistance in voting your shares, or if you would like to request additional copies of Naked’s proxy materials for the special meeting (which will be provided free of charge), please contact Naked’s proxy solicitor, Morrow Sodali, using the following contact information:

Morrow Sodali
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: NAKD.info@morrowco.com

NAKED BRAND GROUP INC.
180 MADISON AVE., SUITE 1505
NEW YORK, NY 10016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E49140-Z72525

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAKED BRAND GROUP INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice, Proxy Statement/Prospectus and Form of Proxy Card are available at www.proxyvote.com.

E49141-Z72525

NAKED BRAND GROUP INC.
Special Meeting of Stockholders
June 11, 2018 10:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Carole Hochman and Joel Primus, or either of them, as proxies, each with the power to appoint her or his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NAKED BRAND GROUP INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM, EDT on June 11, 2018, at the offices of Duane Morris LLP, 1540 Broadway, 14th Floor, New York, New York 10036, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations on all matters listed on the reverse side of this proxy.

Continued and to be signed on reverse side